Exhibit 99.1

Fate Therapeutics Appoints Dr. Robert S. Epstein to its Board of Directors

SAN DIEGO, March 17, 2014 — Fate Therapeutics, Inc. (Nasdaq: FATE), a biopharmaceutical company engaged in the discovery and development of adult stem cell modulators to treat orphan diseases, announced today that Dr. Robert S. Epstein, M.D., has joined its Board of Directors.

Dr. Epstein is a strategic consultant to life sciences companies and an epidemiologist with extensive expertise in pharmacoeconomics and health outcomes research, having held various positions in academia and public health before joining the private sector. From 2010 to 2012, Dr. Epstein served as president of the Medco-UBC Division and as Chief Research and Development officer of Medco Health Solutions, Inc., a managed healthcare company. In these roles, Dr. Epstein was responsible for all of Medco’s clinical research initiatives, including the Medco Research Consortium (“Medco”) and United BioSource Corporation. Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010, leading formulary development, clinical guideline development, drug information services, personalized medicine program development, and client analytics and reporting. Dr. Epstein is the former President of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR), and served on the board of directors of the Drug Information Association (DIA) and the International Society of Quality of Life, and was also elected to the AHRQ CERT (Centers for Education and Research on Therapeutics) Committee. In addition to Fate Therapeutics, Dr. Epstein serves on the Board of Directors of Illumina, Inc., AVEO Pharmaceuticals, Inc. and Proteus Digital Health, Inc.

“We are thrilled to welcome Rob to the Fate Therapeutics Board,” said Christian Weyer, M.D., M.A.S., President and CEO of Fate Therapeutics.  “Rob’s extensive expertise spanning clinical research, reimbursement and health economics, and his proven leadership in advancing highly innovative, paradigm-changing technologies to improve patient care will be invaluable to Fate as we advance our mission of developing novel, transformative stem cell therapeutics for patients with rare, life-threatening diseases.”

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company engaged in the discovery and development of pharmacologic modulators of adult stem cells to treat orphan diseases. The Company utilizes established pharmacologic modalities, including small molecules and therapeutic proteins, and well-characterized biological mechanisms to enhance the therapeutic potential of adult stem cells. The Company has built two adult stem cell modulation platforms: a hematopoietic stem cell (HSC) modulation platform, which seeks to optimize the therapeutic potential of HSCs for treating patients with hematologic malignancies and rare genetic disorders, and a muscle satellite stem cell modulation platform, which seeks to activate the regenerative capacity of muscle for treating patients with degenerative muscle disorders. The Company is presently advancing its lead product candidate, PROHEMA®, a pharmacologically-modulated HSC therapeutic, in Phase 2 clinical development for hematologic malignancies. Fate Therapeutics is also advancing its proprietary Wnt7a protein analogs in preclinical development for the treatment of muscular dystrophies. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Contact:

Paul Cox, Stern Investor Relations, Inc.

212.362.1200, paul@sternir.com